REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT
Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and <first_name> <last_name> (“Employee”), hereby agree as follows:
SECTION 1
GRANT OF RSUs
Pursuant to the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated on May 23, 2017 and further amended effective May 19, 2021 (the “Plan”), and pursuant to action of the Committee charged with the Plan’s administration, the Company has granted to Employee, effective March 6, 2025 (the “Date of Grant”), subject to the terms, conditions and limitations stated in this Restricted Stock Unit Agreement (this “Agreement”), the Plan and the Company’s executive compensation recoupment policies (as discussed in Section 7(c)), an award of restricted stock units (“RSUs”) with respect to <shares_awarded> shares of Common Stock (the “Award”).
SECTION 2
TERMS OF THE PLAN

This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter. The Plan and this Agreement are administered by the Committee. Any determination under the Plan or this Agreement made by the Committee shall be at the Committee’s sole discretion. Capitalized terms used and not otherwise defined in this Agreement shall have the same meanings ascribed to them in the Plan.

SECTION 3
TERMS OF GRANT
(a)Vesting Period. The RSUs will ratably vest in three equal annual installments, with one-third vesting on December 31, 2025 (the “Retirement Forfeiture End Date”), one-third vesting on December 31, 2026, and one-third vesting on December 31, 2027 (each such day, a “Vesting Date” and the period between the Date of Grant and December 31, 2027, the “Vesting Period”).
(b)Payment.
(1)RSUs Payable In Common Stock. Subject to Sections 4, 5 and 6 below, if Employee is continuously employed by the Company and its Affiliates from the Date of Grant to

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a particular Vesting Date, as applicable, as soon as reasonably practicable, and in any event no later than the 60th day following the applicable Vesting Date, the Company shall deliver to Employee one share of the Company’s Common Stock (each, a “Share”) for each RSU vesting on such Vesting Date under this Agreement in settlement of such RSUs; provided, however, that any fractional RSU for the first two Vesting Dates shall be rounded down to the nearest whole Share and the RSUs vesting on the final Vesting Date shall be such number necessary to ensure the full award of RSUs granted pursuant to this Agreement shall have had the opportunity to vest by the end of the Vesting Period; provided, further, that the Committee shall have the discretion to reduce or eliminate the number of Shares deliverable hereunder.
(2)Dividend Equivalents. The RSUs shall not include dividend equivalent payments or dividend credit rights.
SECTION 4
CONDITIONS AND LIMITATIONS ON RIGHT TO RECEIVE
COMMON SHARES
(a)Demotion or Transfer. If Employee is demoted or transferred to a position with the Company or any of its Affiliates in which Employee is no longer eligible to participate in the Plan prior to the expiration of the Vesting Period as determined by the Committee, the unvested RSUs awarded to Employee hereunder shall be forfeited unless otherwise determined by the Committee.
(b)Death. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Vesting Period due to his or her death, the Company shall settle the RSUs subject to this Award by issuing to the legal representative of Employee’s estate, Employee’s revocable living trust or any beneficiary designated in accordance with Section 7(e) below (as applicable, the “Beneficiary”) a pro rata portion of the Shares that would have been issued to Employee under this Agreement in settlement of this Award at the end of the Vesting Period had Employee remained in continuous employment with the Company or its Affiliates. Such pro rata portion shall be determined by multiplying the number of RSUs subject to this Award that are unvested at the time of Employee’s death by a fraction, the numerator of which is the number of calendar months that are elapsed during the calendar year in which the Employee’s death occurred prior to such death, and the denominator of which is 36 if the death occurs in 2025, 24 if the death occurs in 2026, and 12 if the death occurs in 2027. Employment for any portion of a calendar month during the Vesting Period shall be deemed employment for that calendar month. Such settlement shall occur as soon as reasonably practicable, and in any event no later than the 60th day following the Company’s receipt of notice of Employee’s death from the Beneficiary. Any RSUs subject to this Award in excess of the pro rata portion of the Shares to be issued pursuant to this Section 4(b) shall be cancelled effective as of Employee’s death, and Employee’s successors and assigns shall have no further rights with respect thereto.
(c)Disability. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Vesting Period due to his or her Disability, the Company shall settle the RSUs subject to this Award by issuing to Employee (or such Employee’s legal representative) a pro rata portion of the Shares that would have been issued to Employee in settlement of this Award at the end of the Vesting Period had Employee remained in continuous employment with the Company or its Affiliates. Such pro rata portion shall be determined by multiplying the number of RSUs subject to this Award that are unvested at the time that Employee’s employment terminates on account of Disability by a fraction, the numerator of which is the number of calendar months that are elapsed during the calendar year in which Employee’s employment terminates due to Disability prior to such termination, and the denominator of which is 36 if the termination occurs in 2025, 24 if the termination occurs in 2026, and 12 if the termination occurs in 2027. Employment for any portion of a calendar month during the Vesting Period shall be deemed employment for that calendar month. Such settlement shall occur as soon as reasonably practicable, and in any event no later than the 60th day following the Company’s determination that a Disability has occurred. For purposes of this Agreement, “Disability” shall mean disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, a physical or mental condition of Employee arising during the Vesting Period which prevents Employee from continuing employment with the Company and its Affiliates, all as determined by the Committee in its discretion. Any RSUs subject to this Award in excess of the pro rata portion of the Shares to be issued pursuant to this Section 4(c) shall be cancelled effective as of Employee’s termination of employment on account of Disability, and Employee shall have no further rights with respect thereto.
(d)Retirement. If Employee ceases to be a full-time employee of the Company or any of its Affiliates (as may be determined by the Company or such Affiliate from time to time) at any time prior to the Retirement Forfeiture End Date due to Retirement, all of the RSUs awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee.
If Employee ceases to be employed by the Company or any of its Affiliates due to Retirement at any time during the Vesting Period after the Retirement Forfeiture End Date, the Company shall settle the RSUs subject to this Award (subject to Sections 5 and 6) by issuing to Employee (or, upon Employee’s death following Retirement, the Beneficiary) the Shares that would have been issued to Employee in settlement of this Award at the end of the Vesting Period had Employee remained in continuous employment with the Company or its Affiliates. Such settlement shall occur as soon as reasonably practicable following the last day of the Vesting Period, and in any event no later than the 60th day following such date.
For purposes of this Agreement, “Retirement” shall mean Employee’s termination of employment with the Company and its Affiliates after Employee has attained a combination of age and years of service that equals at least 65; provided that, (A) Employee has been employed by the Company and its Affiliates for at least five years and (B) the maximum number of years of service credited for purposes of this calculation shall be ten.
(e)Other Termination. Except as otherwise provided in this Section 4, if Employee’s continuous employment with the Company and its Affiliates is terminated prior to the end of the Vesting Period, whether voluntarily or involuntarily (including, for the avoidance of doubt, Retirement prior to the Retirement Forfeiture End Date), all of the unvested RSUs subject to this

Award shall be immediately thereupon forfeited, and Employee will have no further rights with respect to such RSUs, unless otherwise determined by the Committee.
SECTION 5
CHANGE OF CONTROL

Notwithstanding anything contained herein to the contrary, upon the consummation of any Change of Control prior to the vesting or forfeiture of the RSUs subject to this Award in accordance with Sections 3 or 4 above, the provisions of Article IX of the Plan will apply. Subject to the foregoing, following any Change of Control in respect of which the RSUs continue to remain outstanding and/or are assumed or for which an award is substituted (a “Substitute Award”) in accordance with Article IX of the Plan, the original terms of this Award shall continue in effect, except that upon any involuntary termination of Employee’s employment by the Company or an Affiliate (including for purposes of this Section 5, any successor thereof resulting from the Change of Control) following such Change of Control other than for Cause, the RSUs subject to this Award shall immediately thereupon vest and be settled as provided in Section 3(b)(1) (treating the date of such involuntary termination as the last day of the Vesting Period). For purposes of this Section 5, “Cause” shall mean (a) any conduct, act or omission that is contrary to Employee’s duties as an officer or employee of the Company or any of its Affiliates, or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates or (b) any violation of any terms of the restrictive covenants set forth in Section 6 of this Agreement (the “Restrictive Covenants”), in each case as determined by the Committee.
SECTION 6
RESTRICTIVE COVENANTS

In exchange for the consideration provided to Employee pursuant to this Agreement, which Employee acknowledges is in addition to any compensation for services performed, Employee agrees as follows:

(a)Non-Compete. For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of 12 months following the termination of Employee’s employment, Employee shall not, directly or indirectly, be employed by or provide any services for any person, business, firm, company, or other entity engaged in the same or similar lines of business as the Company or that competes with the Company in any way, without the written consent of the Company.

(b)Non-Solicit. For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of 12 months following the termination of Employee’s employment, Employee shall not, directly or indirectly, solicit, induce, persuade, or advise, or attempt to or encourage another person or entity to solicit, induce, persuade, or advise, any person employed by the Company or any person retained by the Company as an independent contractor or contingent worker, to terminate their employment or contract relationship with the Company, or to obtain employment or commence a contract relationship with another person or entity, without the written consent of the Company.

(c)Confidentiality. Employee shall keep in strict confidence all confidential and/or proprietary information of the Company, its affiliates, and subsidiaries in accordance with applicable Company policies and procedures. Confidential and/or proprietary information includes, but is not limited to, any trade secrets, processes, formulas, data, know-how, inventions, improvements, techniques, training methods, business management methods, financial data, technical data and documentation, contracts, strategic planning, product/service specifications, communication systems, marketing plans, forecasts, customer and supplier lists and contacts, price and cost lists, prototypes, computer programs, databases, drawings, models, marketing data, projections, client and employee information, books, records, accounts, data processing information, or any document in any form in Employee’s possession which refers or relates to the Company’s business and affairs. Confidential and proprietary information shall not include information that was, is, or becomes generally available to the public through no fault of the Employee.

(d)Cancellation of Award. If Employee breaches or violates any of the Restrictive Covenants, as determined by the Committee, while any portion of this Award (including any Substitute Award) remains outstanding and before Shares are issued in settlement of any portion of this Award pursuant to this Agreement, such portion of this Award will immediately be cancelled without any further action and Employee shall have no further rights with respect thereto.

(e)Recission. In addition to any other remedies available to the Company, if Employee breaches or violates any of the Restrictive Covenants, as determined by the Committee, following such time that Shares are issued in settlement of any portion of this Award pursuant to this Agreement and prior to the consummation of any Change of Control, the Company may, if so determined by the Committee, cause Employee to surrender such Shares issued upon settlement of this Award or make the payments, in any such case, as provided in this Section 6(e), by providing notice to Employee (the “Rescission Notice”) at the last known address or e-mail address of Employee within 180 days after the Committee obtains knowledge of Employee’s breach or violation of any of the Restrictive Covenants. In such event, within 10 business days following the Company’s delivery of the Rescission Notice as set forth above, (i) Employee must surrender to the Company the Shares issued upon settlement of any portion of this Award pursuant to this Agreement or (ii) if such Shares have been sold or transferred by Employee or if otherwise determined by the Company, the Employee must pay the Company an amount in cash equal to the Fair Market Value of the Shares on the date of the issuance of the Shares to Employee pursuant to this Agreement.

(f)Nature of Restrictions. Employee acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the Company’s legitimate interests in its confidential information, trade secrets, customer relationships and investment in the training and development of its employees.

(g)No Interference. Nothing in this Agreement is intended to interfere with or prohibit Employee from reporting to or participating in an investigation with any federal, state or local government agency about a possible violation of law, from recovering any award offered by such agency associated with such investigation, or from making other disclosures protected by applicable whistleblower statutes.

(h)Survival. The provisions of this Section 6 shall survive the termination of Employee’s employment with the Company or any vesting or forfeiture of the RSUs.

SECTION 7
MISCELLANEOUS

(a)Rights in Shares Prior to Issuance. Prior to the issuance of Shares upon settlement of the RSUs subject to this Award, neither Employee nor his or her legatees, personal representatives or distributees shall (i) be deemed to be a holder of any Shares represented by the RSUs awarded hereunder or (ii) have any voting, dividend or other rights with respect to any such Shares.

(a)Non-assignability. The RSUs subject to this Award shall not be assigned, alienated, pledged, attached, sold, transferred or encumbered by Employee other than by will or by the laws of descent and distribution; provided that, Employee may transfer the RSUs during his or her lifetime to a revocable living trust of which Employee is grantor, or to another form of trust indenture of which Employee is a grantor or a beneficiary.

(b)Recoupment. This Award is subject to the terms and conditions contained in (i) the Company’s Executive Compensation Recoupment Policy, (ii) the Company’s NYSE Executive Recoupment Policy, (iii) any amendment and/or restatement of either such policy and (iv) any other recoupment or clawback policy that may be adopted by the Company in the future (collectively, the “Policies”), any or all of which may permit the Company to recoup all or a portion of awards made to certain employees upon the occurrence of certain events. If any portion of this Award becomes subject to recoupment pursuant to any one or more of the Policies, the Company may utilize any method of recovery specified in any of such Policies in connection with any award recoupments required or permitted under any of such Policies.

(c)Securities Law Requirements. The Company shall not be required to issue Shares pursuant to this Agreement unless and until such issuance is in compliance with all applicable legal requirements, including that (i) such Shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (ii) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

    (e)    Designation of Beneficiaries. Employee may file with the Company a written designation of a beneficiary or beneficiaries to receive, upon Employee’s death, the Shares determined in accordance with Section 4(b) and subject to all of the provisions of this Agreement. An Employee may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive Shares, the Committee may recognize only receipt of such Shares by the personal representative of the estate of Employee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

    (f)    Changes in Capital Structure. Notwithstanding anything contained herein to the contrary in this Agreement, if there is any change in the Common Stock by reason of any extraordinary dividend, stock dividend, spin off, split up, spin out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, as determined by the Committee, other similar or relevant event, in any such event as determined by the Committee to affect the Shares, then the number, kind and class of shares of Common Stock available for RSUs and the number, kind and class of shares of Common Stock subject to outstanding RSUs, as applicable, shall be appropriately adjusted by the Committee. The issuance of shares of Common Stock for consideration and the issuance of rights with respect to Common Stock shall not be considered a change in the Company’s capital structure. No adjustment provided for in this Section 7(f) shall require the issuance of any fractional shares.

    (g)    No Right to Continued Employment. Nothing in this Agreement shall confer on Employee any right to continued employment or interfere with the right of an Employer to terminate Employee’s employment at any time or for any reason.

    (h)    Nature of Award. In accepting this Award, Employee acknowledges, understands and agrees that: (i) this Award does not in any way create any contractual or other rights to receive additional grants of restricted stock units (or benefits in lieu of restricted stock units) or other equity awards at any time; (ii) all decisions with respect to future restricted stock units or other equity awards, if any, will be at the sole discretion of the Company; (iii) Employee’s participation in the Plan is voluntary; (iv) this Award is not part of normal or expected compensation or salary of Employee for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (v) upon the termination of the employment of Employee for any reason, the term of employment of Employee for purposes of this Agreement will not be extended by any notice period mandated under any applicable law and (vi) the future value of the Shares issuable upon any settlement of this Award is unknown, indeterminable and cannot be predicted with certainty.

(i)    Tax Withholding. Employee must pay or make arrangements acceptable to the Company for the payment of any and all federal, state and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation as provided in the preceding sentence, the Company will withhold shares of Common Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

(j)    Copy of Plan and Prospectus. By signing this Agreement, Employee acknowledges receipt of a copy of (or an electronic link to) the Plan and the prospectus related to this grant of the RSUs under the Plan.
(k)    Choice of Law; Venue. This Agreement will be governed by the laws of the State of Missouri, without giving regard to the conflict of law provisions thereof. Any legal action arising out of this Agreement may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
(l)    Execution. An authorized representative of the Company has signed this Agreement, and Employee has signed this Agreement to evidence Employee’s acceptance of the award on the terms specified in this Agreement and the Plan, all as of the Date of Grant.
(m)    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if Employee is determined to be a “specified employee” within the meaning of Section 409A of the Code, any payment that is made on account of Employee’s termination of employment pursuant to this Award and that does not qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations (or any other exemption therefrom) shall be made on the first payroll date which is more than six months following the date of Employee’s termination of employment to the extent required to avoid any adverse tax consequences under Section 409A of the Code. To the extent necessary for compliance with Code Section 409A, references to termination of employment under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code.
(n)    Severability. If any provision of this Agreement (including Section 6 of this Agreement) shall be determined by a court to be invalid or unenforceable for any reason, any such provisions shall be construed so as to be enforceable to the maximum extent compatible with the applicable laws in effect at the time; and such determination of invalidity or unenforceability shall not affect the remaining provisions of this Agreement (including Section 6 of this Agreement), which shall continue to be given full force and effect. Moreover, if any provision of Section 6 of this Agreement shall be determined by a court to be unenforceable because of the scope or duration thereof, the parties hereby expressly agree that the court making such determination shall have the power to reduce the scope or duration and/or restrict the geographical area of such provision and/or to delete such specific words or phrases which the court shall deem necessary to permit enforcement of such provision in restricted form.
(o)    Remedies. Employee acknowledges and agrees that any breach or threatened breach of any provisions of Section 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates. Therefore, in such event, the Company and/or its Affiliates shall be entitled to seek equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof, in addition to any other legal or equitable remedies that the Company or any Affiliate may have. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
(p)    Deadline to Accept. If Employee wishes to accept the terms of this Agreement, Employee must do so by executing and delivering this Agreement (including by electronic means made available to Employee) within 60 days after the Date of Grant. The Company may, in its sole discretion, extend the time within which Employee may accept this Agreement.
(q)    Modifications and Waivers. The Company may modify, amend or waive any terms of this Agreement, prospectively or retroactively, without the consent of Employee unless any such modification or waiver is deemed by the Committee to be materially adverse to Employee and not required as a matter of law. In addition, the waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(r)    Employee Data Privacy. By entering into this Agreement and accepting the Award:
(1)     Employee acknowledges and consents to the collection, use, processing and transfer, in electronic or other form, of any of Employee’s personal data, including, but not limited to, Employee’s name, home address and telephone number(s), date of birth, social security number or other identification number, salary, nationality, job title and details of this Award and any other awards granted to Employee under the Plan (collectively, “Data”) for the purpose of implementing, administering and managing Employee’s participation in the Plan.

(2)    Employee understands that (i) the Company and its Affiliates may transfer Data amongst themselves as necessary for the purpose of implementing, administering, and managing Employee’s participation in the Plan, and (ii) the Company and its Affiliates may transfer Data to any third parties assisting the Company in connection with the implementation, administration and management of the Plan, including any broker or stock plan service provider selected by the Company in connection with the Plan (the “Stock Plan Provider”) (any recipients of the Data as provided in clauses (i) or (ii) above, the “Recipients”).

(3)    Employee understands that the Recipients may be located in the United States or elsewhere, and that the Recipients’ country may have different data privacy laws and protections than Employee’s country.

(4)    Employee authorizes the Company, its Affiliates, any Stock Plan Provider and any other Recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Employee’s participation in the Plan.

(5)     Employee understands that, if Employee resides in certain jurisdictions where Employee is afforded certain rights, Employee may, at any time, exercise such rights which may include requesting access to the Data, requesting additional information about the storage and processing of Data, requiring any necessary amendments to Data or refusing or withdrawing the consents herein (where Company relies on Employee’s consent as the legal basis for processing). For additional information, Employee may contact Employee’s human resources representative or the Company’s Global Privacy Office.

(6)     Employee understands that (i) Employee is providing the consents herein and otherwise agreeing to the terms of this Section 7(r) on a purely voluntary basis, and (ii) that if Employee refuses or withdraws such consent and/or agreement to these terms, Employee’s salary from or service with the Company will not be affected and the Company may not be able to grant Awards or administer Employee’s participation in the Plan and that Company may, as a result, cancel Employee’s ability to participate in the Plan and/or cause the Employee to forfeit this Award and other outstanding Awards under the Plan.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ___ day of April, 2025.
Reinsurance Group of America, Incorporated
By: ____________________________
Tony Cheng
President and Chief Executive Officer
Employee
_______________________________
Name: <first_name> <last_name>

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